Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator and Plan Participants of
JPMorgan Chase 401(k) Savings Plan

We consent to the incorporation by reference in the registration statements No. 333-219699, No. 333-185582, No.
333-145108 and No. 333-31656 on Form S-8 of JPMorgan Chase & Co. of our report dated June 29, 2023, relating to the statements of net assets available for benefits of JPMorgan Chase 401(k) Savings Plan as of December 31, 2022 and 2021, and the related statements of changes in net assets available for benefits for the years then ended, and all related schedules, which report appears in the December 31, 2022 Annual Report on Form 11-K of
JPMorgan Chase 401(k) Savings Plan.

/s/ Meaden & Moore, Ltd.

Meaden & Moore, Ltd.
Cleveland, Ohio

June 29, 2023

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